Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-136113, 333-172136, 333-172137 and 333-187287) on Form S-8 of MTS Systems Corporation and subsidiaries of our report dated November 26, 2014, with respect to the consolidated balance sheets of MTS Systems Corporation and subsidiaries as of September 27, 2014 and September 28, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ investment, and cash flows and the related financial statement Schedule II for each of the fiscal years in the three-year period ended September 27, 2014, and the effectiveness of internal control over financial reporting as of September 27, 2014, which report appears in the September 27, 2014 annual report on Form 10-K of MTS Systems Corporation and subsidiaries.

Our report dated November 26, 2014 on internal control over financial reporting as of September 27, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of September 27, 2014, Roehrig Engineering, Inc.’s internal control over financial reporting associated with total assets of $17,293,000, and total revenues of $2,294,000, included in the consolidated financial statements of MTS Systems Corporation and subsidiaries as of and for the year ended September 27, 2014. Our audit of internal control over financial reporting of MTS Systems Corporation also excluded an evaluation of the internal control over financial reporting of Roehrig Engineering, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

November 26, 2014